Exhibit 10.79
May 17, 2008
Timothy J. Flynn
74 Sanborn Lane
Reading, MA 01867
Cell: (415) 713-4745
Home: (781) 942-2368
Dear Tim:
     On behalf of Atari, Inc. (“Atari” or the “Company”), I am very pleased to extend to you an offer of employment with our Company, with a start date of June 9, 2008 (the “Employment Date”). We believe that you will be a tremendous addition to the team, and we are all very excited about the prospect of you joining us. The purpose of this letter is to confirm the terms and conditions of our offer of employment to you.
1.	Position: You will serve in an exclusive full-time capacity as Senior Vice President of Sales, reporting to the undersigned as the Company’s President and Chief Executive Officer.

2.	Work Location. Your reporting base will be Atari’s headquarters in New York, and you will be required to spend one week per month at our headquarters. You will not, however, be required to relocate your residence to the New York area.

3.	Base Salary: Your starting annual base salary for this position is $250,000.00, which will be paid to you in equal installments on a semi-monthly basis. It is our current practice to pay our employees on the 5th and the 20th of each month.

4.	Sign-on Bonus: You are eligible to receive a one-time sign-on bonus of $25,000.00 (Gross). This bonus will be paid to you after 60 days of continuous employment with Atari, less all applicable local, state, and federal taxes. Should you voluntarily terminate your employment at Atari or be terminated for cause by Atari within one year of your date of hire, you will be required to repay the total amount (Gross) of the sign-on bonus back to the Company.

5.	Stock Options: (a) Effective on the Employment Date, Atari will grant to you, subject to the terms and conditions of the standard option award agreement and the 2005 Stock Incentive Plan, options to purchase 20,000 shares of Atari’s common stock (the “Atari Option”). The exercise price of shares granted under the Atari Option shall be equal to the last sales price of the common stock on the date of grant. The Atari Option will vest as follows: (1) 25% of the shares on your first anniversary of the Employment Date, and (2) the remainder vesting 6.25% per quarter thereafter (commencing with the quarter ending June 30, 2009), subject to your continued employment with Atari as of each applicable vesting date.

(b) All unvested stock options (whether granted pursuant to the Atari Option, or otherwise thereafter) and all vested but unexercised stock options will terminate in accordance with the provisions of the applicable stock plan pursuant to which they were granted. All stock options shall expire on the tenth anniversary of the grant date.

(c) If Atari’s majority shareholder, IESA shall successfully complete an acquisition of the minority interests in Atari (as previously announced), Atari’s Board will use its best efforts to cause IESA to agree to grant to you a stock option with respect to the stock of IESA (the “IESA Option”), in substitution of the Atari Option. The number of shares subject to the IESA Option shall be determined such that the present value of the IESA Option shall be approximately equal to the present value of the Atari Option, using a Black-Scholes or other reasonable option valuation methodology and carry similar if not equal vesting schedules and terms as set forth in the Atari Option.

You hereby agree to the grant of such IESA Option in substitution for and cancellation of the Atari Option.

6.	Bonus Potential: You will also be eligible to receive an annual bonus of forty percent (40%) of your then-current annual base salary if specified “performance goals” for the applicable fiscal year are satisfied. The “performance goals” for the annual bonus will be based both upon achievements by Atari of specified financial objectives and your attainment of individual objectives, over the course of the relevant fiscal year. You must be an active employee at the time that bonuses are paid in order to receive any bonus payment for the applicable fiscal year. Should your employment terminate before that time you will not be eligible to receive any payment or pro-ration of any annual bonus payment.

7.	Benefits: As a full-time employee, you are eligible to participate in our benefits program, and shall commence participation on the Employment Date or as soon as permitted thereafter under the terms of any individual plan. This program includes life, medical, dental, vision and disability insurance, a 401(k) account plan (which includes a company match), medical and dependent care reimbursement accounts, paid holidays and vacation. In accordance with current Atari policy, you will initially be entitled to fifteen (15) vacation days and five (5) sick days per year, to be accrued and taken in accordance with Company policy. All of these benefits are subject to Atari policies and the applicable plan documents, which may be amended and/or terminated by Atari at any time, and the highlights of which are provided in the Benefit Overview document, which you have been provided. We will review our benefit information with you in detail and answer any questions that you may have when you begin your employment.

8.	At-Will Employment: Your employment relationship with Atari is “at will” and you have the right to terminate that employment relationship at any time. Although we hope you will remain with us and be successful here, Atari, must, and does, retain the right to terminate the employment relationship at any time, with or without prior notice, and with or without cause or good reason. Your status as an at-will employee cannot be modified except through a written agreement, signed by the President and Chief Executive Officer of the Company.
Atari, Inc. 417 5th Avenue New York, NY 10016

9.	Severance: Notwithstanding Section 8, above, if your employment with Atari is terminated, you will be eligible for severance in accordance with the Company’s policies (currently one year for Senior Vice Presidents) but for the purposes of clarity you will not receive severance if you are terminated for cause or you resign.

10.	Conditions of Employment: As a condition of your employment, you agree to sign and abide by all of the provisions of the enclosed standard Proprietary Information and Inventions Agreement, as well as the Code of Ethics, Standards and Conduct. You agree to hold in confidence any proprietary or confidential information received as an employee of Atari, and you agree that, as your employer, Atari shall own any and all of the products, proceeds and results of your services, including all ideas or suggestions and other intellectual property (collectively. “IP”) related to Atari’s business, including any game, media or the electronic entertainment business that you create or make while employed by Atari. To the extent Atari is not deemed the owner of such IP by virtue of the employment relationship, you hereby irrevocably assign each such IP and all rights therein to Atari as if each such IP were a work-for-hire commissioned by and for Atari. We wish to impress upon you that we do not wish you to bring to Atari any confidential materials and/or proprietary from any of your former employers; nor do we want you to violate any other obligations to any of your former employers.

11.	Legal Right To Work: Federal law requires that you provide satisfactory proof of eligibility for employment within the United States, by completing the USCIS Employment Eligibility Verification Form I-9. Please bring in original documentation with you on your first day of employment.

12.	Governing Law. This letter and all matters related to your employment with Atari will be governed by and construed according to the laws of the State of New York as applied to agreements entered into and to be performed within the State of New York. Venue for any action arising under this letter agreement shall be New York, New York.
          Tim, we at Atari are delighted to welcome you as a member of our team. We have achieved our outstanding reputation largely through the efforts of our employees and believe that you will play an important role in our continued success. In return, we believe that you will be both challenged and rewarded by your job opportunities during your employment with us.
Atari, Inc. 417 5th Avenue New York, NY 10016

     We look forward to you joining Atari and anxiously await your response to this offer which will remain in effect for seven days from the date on this letter. Please signify your acceptance of our offer by signing and returning one (1) of the enclosed letters and a signed copy of the Confidentiality Agreement/Intellectual Property Rights Assignment and the Code of Ethics, Standards of Conduct and Confidentiality policy. All documents should be returned to Kelly Valentine in our Human Resources Department. Her confidential fax number is (212) 726-6533. Please also mail all originals in a timely manner. In the meantime, should you have any questions, please do not hesitate to contact me.

Sincerely, /s/ Jim Wilson JIM WILSON President and Chief Executive Officer

Offer of Employment Agreed and Accepted:
I am pleased to accept employment on the terms and conditions as stated above.

Name:	/s/ Timothy J. Flynn	Date:	5-20-08
Timothy J. Flynn
Atari, Inc. 417 5th Avenue New York, NY 10016

4